FOURTH AMENDMENT
                                     TO THE
                               OCEAN ENERGY, INC.
                            LONG-TERM INCENTIVE PLAN
                           FOR NONEXECUTIVE EMPLOYEES



     WHEREAS, there is reserved to the Board of Directors of Ocean Energy, Inc. (the "Board") in Section 7 of the Ocean Energy, Inc. Long-Term Incentive Plan for Nonexecutive Employees (the "Plan") the right to amend the Plan: WHEREAS, the Board desires to amend the Plan; NOW, THEREFORE, effective as of January 1, 2000, the Plan is amended as follows: 1. Section 4(a) of the Plan shall be deleted and the following shall be substituted therefor: "(a) Shares Available. Subject to adjustment as provided in Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be 2,500,000;
provided, however, if as of any January 1 the number of Shares that are available for Awards under the Plan is less than 2,500,000 Shares, the maximum number of Shares available for Awards shall be increased automatically on such January 1, by the number of Shares necessary to equal 2,500,000 Shares available for Awards. If any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award otherwise terminates or is canceled without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again be, or shall become, Shares with respect to which Awards may be granted, but only if, and to the extent that, the number of Shares then available for Awards does not exceed 2,500,000 Shares."

     2. As amended hereby, the Plan is specifically ratified and reaffirmed.

Houston:60062.2